Exhibit 5.1
March 14, 2007
Maxygen, Inc.
515 Galveston Drive
Redwood City, CA 94063
     Registration Statement on Form S-8
Ladies and Gentlemen:
     This opinion is furnished to Maxygen, Inc. (the “Company”) in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, an aggregate of 669,752 shares of the Company’s Common Stock (the “Shares”) reserved for issuance under the Company’s 1999 Employee Stock Purchase Plan, 2000 Non-Officer Stock Option Plan and 2000 International Stock Option Plan (collectively, the “Plans”).
     We have based our opinion upon our review of the relevant records, documents, instruments and certificates of the Company. In connection with this opinion, we have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the authenticity and conformity to the originals of all records, documents and instruments submitted to us as copies.
     This opinion is limited to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. We disclaim any opinion as to any other statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body or as to any related judicial or administrative opinion.
     Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of this opinion, and assuming that (i) the Registration Statement becomes and remains effective during the period when the Shares are offered, issued and sold, (ii) the Shares to be sold are issued in accordance with the terms of the applicable Plan, and (iii) the Company receives the full consideration for the Shares as stated in the applicable Plan, it is our opinion that the Shares covered by the Registration Statement, when issued and sold by the Company, after payment therefor in the manner
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Maxygen, Inc.
March 14, 2007

provided in the applicable Plan and the Registration Statement, will be legally issued, fully paid and non-assessable.
      This opinion is rendered to you in connection with the Registration Statement and is solely for your benefit. This opinion may not be relied upon by you for any other purpose, or relied upon by any other person, firm, corporation or other entity for any purpose, without our prior written consent. We disclaim any obligation to advise you of any change of law that occurs, or any facts of which we may become aware, after the date of this opinion.
      We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and in any amendment thereto.

Very truly yours,
/s/ Heller Ehrman LLP